EXHBIIT 99.2

IZEA, INC.
Unaudited Condensed Pro Forma Combined Financial Information

On January 30, 2015, IZEA, Inc. (“IZEA”) purchased all of the outstanding shares of capital stock of Ebyline, Inc. (“Ebyline”), pursuant to the terms of a Stock Purchase Agreement, dated as of January 27, 2015, by and among IZEA, Ebyline and the stockholders of Ebyline.

The following unaudited condensed pro forma combined financial information is based on the historical financial statements of IZEA and Ebyline as of and for the year ended December 31, 2014 and presents our pro forma financial position and results of operations resulting from our acquisition of Ebyline as if it had occurred on January 1, 2014. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the acquisition using the purchase method of accounting.

The unaudited condensed pro forma combined financial information is provided for informational purposes. It may not necessarily represent what IZEA consolidated results would have been had the transaction actually occurred as of the dates indicated, nor is it necessarily representative of IZEA's future consolidated results of operations or financial position.

The unaudited condensed pro forma combined financial information was prepared using the assumptions described in the related notes. The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited condensed pro forma combined financial information does not include the realization of cost savings from operational efficiencies, revenue synergies or changes in operating strategies that may result from the acquisition. Therefore, the information presented in the accompanying unaudited condensed pro forma combined financial statements may differ materially from future results realized.

The unaudited condensed pro forma combined financial statements allocates the purchase price to the underlying Ebyline tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. This allocation is dependent upon certain valuations and other studies that are preliminary, based on work performed to date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed pro forma combined financial information. IZEA anticipates that all the information needed to identify and measure values assigned to the assets acquired and liabilities assumed will be obtained and finalized during the one-year measurement period following the acquisition date. Differences between these preliminary estimates and the final acquisition accounting may occur, and these differences could have a material impact on the unaudited condensed pro forma combined financial statements presented below.

The unaudited condensed pro forma combined financial information should be read in conjunction with our (i) Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC on March 19, 2015; and (ii) the historical audited financial statements of Ebyline as of and for the year ended December 31, 2014 filed as Exhibit 99.1 herein.

IZEA, Inc.
Unaudited Condensed Pro Forma Combined Balance Sheet

	IZEA	Ebyline		Pro Forma
	12/31/14	12/31/2014	Notes	Adjustments	Pro Forma
Assets
Current:
Cash and cash equivalents	$6,521,930	$254,060	(a)	$(1,200,000)	$5,575,990
Accounts receivable, net	2,156,378	273,759		—	2,430,137
Related party receivable	—	56,110		—	56,110
Prepaid expenses	190,604	46,047		—	236,651
Other current assets	61,424	—		—	61,424
Total current assets	8,930,336	629,976		(1,200,000)	8,360,312
Property and equipment, net	588,919	37,469	(b)	(8,969)	617,419
Software development costs, net	483,544	19,943	(b)(c)(d)(e)	220,057	723,544
Intangible assets, net	—	—	(d)(f)	1,552,000	1,552,000
Goodwill			(g)	2,748,781	2,748,781
Security deposits	100,641	18,553			119,194
Total assets	$10,103,440	$705,941		$3,311,869	$14,121,250

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$310,611	$269,645		$—	$580,256
Accrued expenses	394,617	51,052		—	445,669
Unearned revenue	1,767,074	64,174		—	1,831,248
Current portion of capital lease obligations	54,376	—		—	54,376
Total current liabilities	2,526,678	384,871		—	2,911,549
Capital lease obligations, less current portion	7,291	—		—	7,291
Deferred rent	106,531	—		—	106,531
Purchase price liability	—	—	(a)	4,193,000	4,193,000
Warrant liability	3,203,465	—		—	3,203,465
Total liabilities	5,843,965	384,871		4,193,000	10,421,836
Stockholders’ equity:
Series A preferred stock	—	543	(h)	(543)	—
Series A-1 preferred stock	—	1,412	(h)	(1,412)	—
Common stock	5,770	2,057	(h)	(2,057)	5,770
Additional paid-in capital	27,195,055	6,662,272	(h)	(6,662,272)	27,195,055
Accumulated deficit	(22,941,350)	(6,345,214)	(d)(e)(h)	5,785,153	(23,501,411)
Total stockholders’ equity	4,259,475	321,070		(881,131)	3,699,414
Total liabilities and stockholders’ equity	$10,103,440	$705,941		$3,311,869	$14,121,250

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements

IZEA, Inc.
Unaudited Condensed Pro Forma Combined Statement of Operations

	IZEA	Ebyline
	Twelve Months Ended	Twelve Months Ended		Pro Forma
	12/31/14	12/31/14	Notes	Adjustments	Pro Forma
Revenue	$8,322,274	$1,342,163	(i)	$6,561,266	$16,225,703
Cost of sales	2,845,833	565,154	(i)	6,561,266	9,972,253
Gross profit	5,476,441	777,009		—	6,253,450
Operating expenses:
General and administrative	8,813,291	1,788,024	(d)(e)(j)	434,154	11,035,469
Sales and marketing	1,309,353	—	(j)	125,907	1,435,260
Total operating expenses	10,122,644	1,788,024		560,061	12,470,729
Loss from operations	(4,646,203)	(1,011,015)		(560,061)	(6,217,279)
Other income (expense):
Interest expense	(25,375)	—		—	(25,375)
Change in fair value of derivatives	7,845,214	—		—	7,845,214
Other income (expense), net	10,428	56		—	10,484
Total other income (expense)	7,830,267	56		—	7,830,323
Net income (loss)	$3,184,064	$(1,010,959)		$(560,061)	$1,613,044

Weighted average common shares outstanding – basic	52,327,088				52,327,088
Loss per common share – basic	$0.06				$0.03

Weighted average common shares outstanding – diluted	63,400,080				63,400,080
Loss per common share – diluted	$0.05				$0.03

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements

Notes to Unaudited Condensed Pro Forma Combined Financial Statements

1.	Description of Acquisition
On January 30, 2015, IZEA, Inc. (“IZEA”) purchased all of the outstanding shares of capital stock of Ebyline, Inc. (“Ebyline”), pursuant to the terms of a Stock Purchase Agreement, dated as of January 27, 2015, by and among IZEA, Ebyline and the stockholders of Ebyline for a maximum purchase price to be paid over the next three years of $8,850,000. The total consideration is made up of four components:
(a)    a cash payment of $1,200,000 paid at closing;
(b)    an issuance of IZEA Common Stock valued at $250,000 to be paid six months after closing (July 30, 2015);
(c)    a cash or stock payment of up to an additional $1,900,000 (subject to proportional reduction in the event Ebyline’s final 2014 revenue is below $8,000,000). Ebyline's final gross revenue for 2014 was $7,903,429. As such, the total amount owed is $1,877,064 to be paid in two equal installments of $938,532 on January 30, 2016 and January 30, 2017; and
(d)    total performance payments up to $5,500,000 based on Ebyline meeting certain revenue targets for each of the three years ending December 31, 2015, 2016 and 2017. Performance payments are due no later than 90 days after the measuring period and subject to payment or adjustment as follows:
(i)Fiscal Year 2015. For the year ending December 31, 2015, Ebyline should achieve Content-Only Revenue of not less than $17,000,000. IZEA will pay an amount up to $1,800,000 in the form of at least 50% in cash and the remaining portion in the form of cash and/or shares of IZEA Common Stock at ZEA’s discretion based on the following scale:

% of 2015 Revenue Target Achieved by Ebyline	% of Performance Payment Owed	Year 1 Performance Payment Owed (at least 50% payable in cash)
< 90%	—	$—
90%	90%	$1,620,000
95%	95%	$1,710,000
100%	100%	$1,800,000

(ii)Fiscal Year 2016. For the year ending December 31, 2016, Ebyline should achieve Content-Only Revenue of not less than $27,000,000. IZEA will pay an amount up to $1,800,000 in the form of cash and/or shares of IZEA Common Stock at IZEA’s discretion based on the following scale:

% of 2016 Revenue Target Achieved by Ebyline	% of Performance Payment Owed	Year 2 Performance Payment Owed
< 90%	—	$—
90%	60%	$1,080,000
95%	75%	$1,350,000
100%	100%	$1,800,000

(iii)Fiscal Year 2017. For the year ending December 31, 2017, Ebyline should achieve Content-Only Revenue of not less than $32,000,000. IZEA will pay an amount up to $1,900,000 in the form of cash and/or shares of IZEA Common Stock at IZEA’s discretion based on the following scale:

% of 2017 Revenue Target Achieved by Ebyline	% of Performance Payment Owed	Year 3 Performance Payment Owed
< 90%	—	$—
90%	60%	$1,140,000
95%	75%	$1,425,000
100%	100%	$1,900,000

2.	Basis of Presentation
The unaudited condensed pro forma combined financial information is based on the historical financial statements of IZEA and Ebyline as of and for the year ended December 31, 2014 and presents our pro forma financial position and results of operations resulting from our acquisition of Ebyline as if it had occurred on January 1, 2014.

The unaudited condensed pro forma combined financial statements were prepared using the acquisition method of accounting with IZEA considered the accounting acquirer of Ebyline. Under the acquisition method of accounting, the purchase price is allocated to the underlying Ebyline tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. The acquisition method of accounting is dependent upon certain valuations and other studies that are preliminary, based on work performed to date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed pro forma combined financial statements. IZEA anticipates that all the information needed to identify and measure values assigned to the assets acquired and liabilities assumed will be obtained and finalized during the one-year measurement period following the acquisition date. Differences between these preliminary estimates and the final acquisition accounting may occur, and these differences could have a material impact on the unaudited condensed pro forma combined financial statements.

The historical Ebyline balance sheet and statement of operations included in the unaudited condensed combined pro forma financial statements were derived from Ebyline financial statements prepared in accordance with U.S. GAAP. Certain amounts in the historical audited Ebyline balance sheet and statement of operations were reclassified in adjustments to be consistent with IZEA's presentation.

3.	Consideration and Purchase Price Allocation
The fair value of the total estimated future consideration to be paid is as follows:

Fair Value (rounded)
Present value of the guaranteed purchase price	$3,183,000
Fair value of contingent performance payments	2,210,000
Total estimated consideration	$5,393,000

The guaranteed purchase price consideration, as detailed in Note 1(a), (b) and (c) above, was discounted to present value using our current borrowing rate of prime plus 2% (5.25%).

The fair value of the $5,500,000 of contingent performance payments described in Note 1(d) was calculated using a Monte-Carlo simulation to simulate revenue over the next three years. Since the contingent consideration has an option like structure, a risk-neutral framework is considered appropriate for the valuation. We started with a risk-adjusted measure of forecasted revenue (using a risk-adjusted discount rate of 8.5%) and assumed it will follow geometric brownian motion to simulate the revenue at future dates. Once the revenue was estimated, payout was calculated for each year and present valued to incorporate the credit risk associated with these payments. Our value conclusion was based on the average payment from 100,000 simulation trials.

The preliminary allocation of the purchase price as of January 30, 2015 is summarized as follows:

Initial Purchase Price Allocation
Current assets	$738,279
Property and equipment	26,446
Developed technology	300,000
Identifiable intangible assets	2,070,000
Goodwill	2,826,901
Security deposits	18,553
Current liabilities	(587,179)
Total estimated consideration	5,393,000

Of the total estimated purchase consideration, $2,826,901 was initially measured and recognized as goodwill. Goodwill represents the excess of the purchase consideration of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with ASC Topic 350, Intangibles - Goodwill and Other, goodwill resulting from business combinations is tested for impairment at least annually or more frequently, if certain indicators are present. In the event that management determines that the value of goodwill has become impaired, we will record a charge for the amount of impairment during the fiscal quarter in which the determination is made.

4.	Pro Forma Adjustments
Adjustments related to the Ebyline acquisition included in the unaudited condensed combined pro forma financial statements as of and for the year ended December 31, 2014 are as follows:

(a)     Reflects the use of cash and the fair value of future payment obligations to acquire Ebyline as described in Note 3.
(b)    Adjustment to reclassify developed technology to software development costs.
(c)     Adjustment to record the fair value of developed technology.
(d)    Adjustment to record amortization expense of $60,000 on developed technology and $518,000 on the identifiable intangible assets for 2014, as if the acquisition had occurred on January 1, 2014. The weighted average useful life on the identifiable intangible assets acquired is approximately 4.6 years. The assets are amortized using the straight line method to general and administrative expenses.
(e)    Adjustment to add back amortization of $17,939 on the pre-existing historical values of software development costs as if the acquisition had occurred on January 1, 2014.
(f)    Adjustment to record the fair value of identifiable intangible assets.
(g)    Adjustment to record the residual value of the purchase price over the identifiable assets to goodwill.
(h)    Adjustment to remove the historical equity from Ebyline.
(i)    Adjustment to reflect Ebyline's revenue and cost of sales on a gross basis rather than on a net transaction basis, consistent with IZEA's revenue recognition policies.
(j)    Adjustment to reclassify sales and marketing costs out of general and administrative expenses.